                                  SCHEDULE 14C
                                 (RULE 14c-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

|_|      Preliminary information statement        |_|  Confidential, for use by
                                                       the Commission Only (as
                                                       permitted by Rule
                                                       14c-5(d)(2))

|X|      Definitive information statement

                              RVM INDUSTRIES, INC.
                  (Name of Registrant as Specified in Charter)

              JOHN J. STITZ, RVM INDUSTRIES, INC., P.O. BOX 10002,
           861 E. TALLMADGE AVENUE, AKRON, OHIO 44310; (330) 630-4528
              (Name of Person(s) Filing the Information Statement)

         Payment of filing fee (check the appropriate box):

         |X|      No fee required

         |_| Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

         |_|      Fee paid previously with preliminary materials

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                              RVM INDUSTRIES, INC.
                                 P.O. BOX 10002
                             861 E. TALLMADGE AVENUE
                                 AKRON, OH 44310

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD SEPTEMBER 10, 1997

TO THE SHAREHOLDERS OF RVM INDUSTRIES, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of RVM Industries, Inc. (the "Company") for the fiscal year ended March 31, 1997 will be held at Days Inn, 3150 W. Market Street, Fairlawn, Ohio 44333 on September 10, 1997 at 10:00 a.m. Eastern Standard Time for the following purposes:

     1. To elect one (1) person as a director of the Company for a term of three years; and

     2. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

The directors have set the close of business on August 1, 1997 as the record date for the Annual Meeting. Shareholders of record at the close of business on the record date have the right to receive notice of and to vote at the Annual Meeting and any adjournments thereof. Management of the Company is not soliciting proxies in connection with the Annual Meeting and shareholders are requested NOT to send proxies to the Company.

                                                  Nicholas T. George
                                                  Secretary

Akron, Ohio
August 11, 1997

                              RVM INDUSTRIES, INC.

                              INFORMATION STATEMENT

          ANNUAL MEETING OF SHAREHOLDERS TO BE HELD SEPTEMBER 10, 1997

GENERAL INFORMATION

This Information Statement is being furnished to shareholders of RVM Industries, Inc., a Delaware corporation (the "Company"), on or about August 11, 1997, in connection with the Annual Meeting of Shareholders of the Company, to be held at Days Inn, 3150 W. Market Street, Fairlawn, Ohio 44333 at 10:00 a.m. Eastern Standard Time on September 10, 1997 and at any adjournment thereof (the"Meeting"). The Company's principal executive offices are located at 861 E. Tallmadge Avenue, Akron, Ohio 44310; telephone (330) 630-4528.

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY

VOTING SECURITIES AND RECORD DATE

Only shareholders of record at the close of business on August 1, 1997 (the "Record Date") have the right to receive notice of and to vote at the Meeting and any adjournment thereof. As of the Record Date, 1,934,255 shares of the Company's $.01 par value common stock (the "Common Stock") were issued and outstanding. There were no shares of preferred stock of the Company issued and outstanding as of the Record Date, and there are presently no such shares issued and outstanding. Each shareholder of record is entitled to one vote for each share held.

Under Delaware law and the Company's Certificate of Incorporation and By-Laws, if a quorum is present at the meeting, the nominee for election as a director who receives the greatest number of votes cast for the election of a director at the Meeting by the shares present and entitled to vote will be elected as a director. An abstention from voting any share with respect to the election of the nominee for director will have the practical effect of a vote against the nominee. A broker non-vote with respect to any share will not effect the election of a director, since the share is not considered present for voting purposes. Jacob Pollock can ensure the election of the nominee by voting his shares in favor of the nominee's election. (See "Vote of Principal Shareholder," below). One-third of the outstanding shares of the Common Stock is required to be present in person or by proxy at the Meeting to constitute a quorum for the transaction of business.

VOTE OF PRINCIPAL SHAREHOLDER

Jacob Pollock, Chairman of the Board and Chief Executive Officer, who owns 87.16% of the Common Stock, has advised the Company that he intends to vote his shares for the election of the nominee for director. Accordingly, the required vote is assured, and it is expected that the nominee will receive the necessary votes for election.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The only owner of record or holder, to the knowledge of the Company as of August 1, 1997, of more than 5% of the Company's Common Stock is set forth in the following table:

                         NAME AND
TITLE OF                 ADDRESS OF                    AMOUNT AND NATURE OF             PERCENT
CLASS                    BENEFICIAL OWNER              BENEFICIAL OWNERSHIP            OF CLASS
                         Jacob Pollock                         1,685,803(1)              87.16%
Common Stock             861 E. Tallmadge Avenue
                         Akron, Ohio 44310

(1) Jacob Pollock has sole voting and investment power with respect to the listed shares.

The following table shows the number of shares of the Company's Common Stock beneficially owned directly or indirectly by each director and nominee, each named executive officer and by all directors and executive officers of the Company as a group as of August 1, 1997.

TITLE OF                NAME OF                        AMOUNT AND NATURE                PERCENT
CLASS                   BENEFICIAL OWNER               OF                              OF CLASS
                                                       BENEFICIAL OWNERSHIP
Common Stock            Jacob Pollock                            1,685,803(2)            87.16%
                        Nicholas T. George                          30,000(3)             1.55%
                        C. Stephen Clegg                                 0                0.00%
                        David A. Simia                                 253(2)             0.01%
                        Richard D. Pollock                          40,000(3)             2.07%

                        All directors and                        1,726,056               89.24%
                        officers as a group
                        (7 persons).

(2) Each person has sole voting and investment power with respect to the listed shares.

(3) 30,000 shares are held in an irrevocable trust for the benefit of Richard Pollock's children. Richard Pollock and Nicholas T. George, as co-trustees, equally share voting and investment power with respect to these shares. The remaining 10,000 shares listed for Richard Pollock are owned by his spouse; Mr. Pollock disclaims beneficial ownership of these shares.

No preferred stock is currently outstanding.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTOR

One (1) director is to be elected at the Meeting to serve for a term of three
(3) years or until his successor is elected and qualified.

The following information is furnished with respect to the proposed nominee for election who is now a director of the Company and has agreed to serve a three-year term if re-elected:

NAME                         AGE                  DIRECTOR               PRINCIPAL OCCUPATION;
                                                  SINCE                  BUSINESS EXPERIENCE
                                                                         & OTHER DIRECTORSHIPS
Nicholas T. George            53                May 3, 1991              Attorney; has served as Secretary of
                                                                         the Company since May 1991.
                                                                         President of the law firm of Nicholas
                                                                         T. George & Associates since 1979.

Each of the following individuals is a member of the Board of Directors, whose present term of office will continue beyond the Meeting for the period indicated:

Jacob Pollock                 73                May 3, 1991              Chairman of the Board, Chief
                                                (Term expires in         Executive Officer, and Treasurer of
                                                1999)                    the Company since May 1991.
                                                                         Chief Executive Officer of Albex
                                                                         Aluminum, Inc., Signs and Blanks,
                                                                         Inc., and Ravens, Inc. Chairman of
                                                                         the Board and President of J. Pollock
                                                                         & Co., a company principally
                                                                         engaged in the sale of aluminum,
                                                                         private investment and consulting,
                                                                         since April 1989. Chief Executive
                                                                         Officer of Barmet Aluminum
                                                                         Corporation from 1949-1989.
                                                                         Director of Mid-West Spring
                                                                         Manufacturing Company, Inc.,
                                                                         Diamond Home Services, Inc. and
                                                                         several nonpublic companies.

Richard D. Pollock            41                May 3, 1991              President of the Company, effective
                                                (Term expires in         March 31, 1997.  Vice President of
                                                1998)                    J. Pollock & Co. since February
                                                                         1990 and President of Albex
                                                                         Aluminum, Inc. (formerly Wirt
                                                                         Aluminum Co.) since May 1991.
                                                                         Prior to joining J. Pollock & Co. he
                                                                         was employed for more than 5 years
                                                                         as Vice President and then President
                                                                         of Barmet Aluminum Corporation,
                                                                         an aluminum company.  Richard
                                                                         Pollock is the son of Jacob Pollock.

C. Stephen Clegg              46                May 3, 1991              President of Clegg Industries, Inc., a
                                                (Term expires in         private investment firm founded by
                                                1998)                    C. Stephen Clegg in September 1988
                                                                         for the purpose of enabling certain
                                                                         investors to make equity investments
                                                                         in leveraged buy out transactions.
                                                                         Served as Managing Director of
                                                                         AEA Investors, Inc., a firm involved
                                                                         in organizing business mergers,
                                                                         acquisitions and leveraged buyouts
                                                                         from 1978-1988.  He has been a
                                                                         Director of Birmingham Steel
                                                                         Corporation since January 1985 and
                                                                         is presently Chairman of the Board
                                                                         of Mid-West Spring Manufacturing
                                                                         Company, Inc. and Diamond Home
                                                                         Services, Inc.

BOARD OF DIRECTORS

During the fiscal year ended March 31, 1997, the Company's Board of Directors held four regular meetings and one special meeting. Each director, except C. Stephen Clegg, attended at least 75% of all meetings of the Board and all committees on which he served during the fiscal year. Mr. Clegg attended only one meeting.

The Company has a standing Audit Committee of the Board of Directors, currently composed of Richard Pollock, Chairman, and Nicholas T. George. Functions of the Audit Committee include recommending the independent public accountants to be engaged by the Company, approving the scope of the audit performed by the independent public accountants, reviewing with the independent public accountants the financial statements and their accompanying report, and reviewing the Company's system of internal controls. The Audit Committee held one meeting during the fiscal year ended March 31, 1997

The Board of Directors does not have a standing Nominating Committee. The functions of a nominating committee are performed by the Board of Directors as a whole.

The Company's Board of Directors has a standing Compensation Committee composed of Jacob Pollock, Chairman, and C. Stephen Clegg. The Compensation Committee did not meet during the fiscal year ended March 31, 1997.

The Board's Pension Committee is currently composed of Jacob Pollock, Chairman, and Nicholas T. George. Functions of this committee include administration of the plans and recommending amounts of contributions by the Company to the plans. The Committee met once during the fiscal year ended March 31, 1997.

The Stock Option Committee consists of Jacob Pollock, Chairman, and Richard Pollock. The Stock Option Committee is responsible for administering the RVM Industries, Inc. Stock Option Plan. The Committee did not meet during the fiscal year ended March 31, 1997.

EXECUTIVE OFFICERS

In July 1991, the Company hired Lowell P. Morgan to serve as President of Ravens, Inc. (formerly Ravens Metal Products, Inc.). Mr. Morgan, 62, had previously been employed by Ravens, Inc. from 1959-1983. During his former tenure with Ravens, Inc., Mr. Morgan served as an officer and director for many years. Subsequently, he was Product Manager for East Manufacturing Corporation from 1983-1990 and Vice President of Travis Body and Trailer, Inc. from 1990-1991. All his former employers manufactured truck trailers.

In July 1991, John J. Stitz was hired as Chief Financial Officer of Ravens, Inc. (formerly Ravens Metal Products, Inc.). On March 31, 1997, he became Vice President of the Company. Mr. Stitz, 41, is a Certified Public Accountant and has a Master of Business Administration degree from The Wharton School of the University of Pennsylvania. He served as Chief Financial Officer of Environmental Tectonics Corporation, a manufacturer, from 1988-1989, and as Assistant to the Chairman of Strick Companies, a manufacturer and lessor of truck trailers, in 1990. He was employed by Coopers & Lybrand, CPAs, from 1978-1984.

These two executive officers serve at the pleasure of the Board of Directors without specific terms of office. All other executive officers are directors; information concerning these persons appears above under the caption "Proposal No. 1, Election of Directors."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of copies of Forms 3, 4 and 5 furnished to the Company during or with respect to the fiscal year ended March 31, 1997, the Company is not aware of any person subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Company who failed to file on a timely basis reports required by Section 16(a) during the most recent fiscal year or prior fiscal years.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Jacob Pollock, Chief Executive Officer, did not receive any cash or noncash compensation in 1997, 1996 or 1995. The Company paid $428,000, $314,000 and $250,000 in 1997, 1996 and 1995, respectively to J. Pollock & Company for general management services.

The following table discloses compensation in excess of $100,000 awarded to, earned by or paid to any executive officer during 1997 and 1996; no executive officer of the Company, other than Jacob Pollock, as described above, received compensation in excess of $100,000 during 1995.

       NAME AND PRINCIPAL                                                                              ALL OTHER
            POSITION                   YEAR              SALARY                   BONUS               COMPENSATION
                                                                                                          (1)
Lowell P. Morgan                       1997              $82,975                 $20,836                 $1,038
President, Ravens, Inc.                1996              $82,300                 $21,945                 $1,042


(1) Amount contributed to Mr. Morgan's account in the Company's 401(k) plan.

In 1993, the Company adopted a Stock Option Plan which provides for the granting of options to acquire up to 50,000 shares of the Company's common stock. The Plan authorizes the granting of incentive stock options to employees of the Company and nonqualified stock options to employees, officers and directors, whether or not on the Company's payroll or otherwise paid for services. The Plan provides that the option price shall not be less than 100% of the current market price of the stock on the date of the grant and that the term of the option shall be fixed at the date of the grant. The Plan terminates on July 7, 2003. Jacob Pollock and Richard Pollock are not eligible to participate in the Stock Option Plan.

In 1995, Lowell P. Morgan and David A. Simia were each granted options to purchase 2,500 shares of common stock and C. Stephen Clegg and Nicholas T. George were each granted options to purchase 250 shares of common stock. The options have an exercise price of $4.00 per share and expire on April 7, 1999.

Directors of the Company are paid $1,000 for Board of Directors meetings which they attend. Additional compensation is not paid for committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Company's Board of Directors consists of Jacob Pollock, Chief Executive Officer, and C. Stephen Clegg. Mr. Pollock is a Director and Mr. Clegg is Chairman of the Board of Directors of Mid-West Spring Manufacturing Company, Inc. and Diamond Home Services, Inc., public companies, and Globe Building Products, Inc., a nonpublic company. Mr. Pollock is a member of the Compensation and Benefits Committee of the Board of Directors of Mid-West Spring Manufacturing Company, Inc.

REPORT OF COMPENSATION COMMITTEE

The Company has not provided compensation for services performed by Jacob Pollock, except pursuant to the management services agreement with J. Pollock & Company described above. Mr. Pollock hopes that the value of his shareholdings in the Company will increase. The Committee has not formulated policies for compensation to Mr. Pollock or other executive officers which relate compensation to corporate performance. The compensation of each executive officer is determined by negotiation between the executive officer and Mr. Pollock subject to the approval of the Committee and the Board of Directors.

                                            By:      Jacob Pollock, Chairman
                                                     C. Stephen Clegg

PERFORMANCE GRAPH

The following line graph shows a comparison of cumulative total returns, assuming reinvestment of dividends, for a hypothetical investment of $100 made on March 31, 1992 in the common stock of the Company, the NASDAQ Composite Index and an index of peer companies ("peer group") selected by the Company. The peer group consists of the following companies: Dorsey Trailers, Inc., Featherlite Mfg., Inc., Fruehauf Trailer Corp., Miller Industries, Inc./TN and Wabash National Corp.

Companies in businesses related to Ravens, Inc. were selected for the peer group because cumulative returns on the Company's common stock for the five years ended March 31, 1997 are based solely on the performance of Ravens, Inc. and not on the restated Company financial statements reflecting the acquisitions of Albex Aluminum, Inc. and Signs and Blanks, Inc. on March 31, 1997. Management believes that the large return in 1997 is due to J.C. Bradford & Co. making a market in the Company's common stock (then Ravens Metal Products, Inc.) beginning in May 1996. Prior to May 1996, the Company's common stock did not actively trade, but a market maker quoted bid prices and traded shares infrequently.

                                        RVM                        NASDAQ                   PEER
                                 INDUSTRIES,                    COMPOSITE                  GROUP
                                        INC.                        INDEX
3/31/92                               100.00                       100.00                 100.00
3/31/93                               100.00                       114.96                  82.43
3/31/94                             1,000.00                       124.09                 103.87
3/31/95                             2,500.00                       138.04                 111.04
3/31/96                             1,875.00                       187.42                  76.18
3/31/97                            13,750.00                       208.33                  88.80

                            [GRAPH REPRESENTATION]

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

J. Pollock & Company, wholly owned by Jacob Pollock, a Director and majority shareholder of RVM, purchases materials and provides or contracts for certain administrative services for the Company and charges the Company at its cost. Such transactions totaled $348,417 in 1997. J. Pollock & Company provides management services to the Company. The Company paid $428,000 in 1997 for these services. $37,721 was owed at March 31, 1997.

The Company leases office and manufacturing space from a corporation in which Richard Pollock and Bruce Pollock are shareholders. The leases are for five years expiring December 31, 1999 at a monthly base rent of $8,000 with annual increases determined by the change in the Consumer Price Index, plus the Company's share of utilities, real estate taxes, insurance, and property maintenance. The Company paid approximately $114,000 in 1997. Richard Pollock and Bruce Pollock are sons of Jacob Pollock.

The Company purchases aluminum materials from The Aluminum Warehouse, Inc., of which Richard Pollock is a principal shareholder, totaling $54,593 in 1997. $9,793 was owed at March 31, 1997.

The Company hired temporary personnel from Flex-Team, Inc., of which Jacob Pollock is a principal shareholder, totaling $245,233 in 1997.

See Notes 2 and 5 to the consolidated financial statements regarding acquisitions from and notes payable to related parties; the financial statements are included in the 1997 Annual Report being delivered with this Information Statement and also were filed as part of the Company's Annual Report on Form 10-K for its fiscal year ended March 31, 1997.

INDEPENDENT PUBLIC ACCOUNTANTS

No independent public accountants have yet been selected or recommended to the shareholders because the Company desires to maintain flexibility regarding the choice of auditors. Under the Company's by-laws and Certificate of Incorporation, the authority to select the Company's independent public accountants is reserved to the Board of Directors. Coopers & Lybrand L.L.P. served as the Company's independent public accountants for the fiscal year ended March 31, 1997. Management of the Company wishes to reserve the right to reevaluate this choice with regard to the current fiscal year, although Coopers & Lybrand L.L.P. have not resigned or been terminated and the Company has no definitive intention to change auditors at this time. A representative of Coopers & Lybrand L.L.P. is not expected to be present at the Meeting.

SHAREHOLDERS' PROPOSALS

All proposals intended to be presented by a shareholder at the 1998 Annual Meeting of the Company's Shareholders must be received by the Company no later than June 11, 1998 at the Company's offices addressed to P.O. Box 10002, Akron, Ohio 44310-0002, for inclusion in the Company's proxy material or Information Statement for the 1998 Annual Meeting of Shareholders.

The Company's 1997 Annual Report is being delivered to shareholders with this Information Statement. A copy of the Company's Form 10-K for the fiscal year ended March 31, 1997, as filed with the Securities and Exchange Commission, may be obtained from the Company by following the procedure described in the 1997 Annual Report under the caption "Form 10-K."

                                          By Order of the Board of Directors,

                                          Nicholas T. George
                                          Secretary

                                                                      [RVM LOGO]
================================================================================

                                  [ RVM LOGO ]

                               1997 ANNUAL REPORT

 RVM INDUSTRIES, INC. - P.O. BOX 10002 - AKRON, OH 44310-0002 - (330) 630-4528

                                                                  [ RVM LOGO ]
================================================================================

TO OUR SHAREHOLDERS:

    We began a new era in fiscal 1997 with new potential for growth and success. On March 31, 1997, the last day of our fiscal year, Ravens Metal Products, Inc. changed its name to Ravens, Inc., formed a new holding company, RVM Industries, Inc., and acquired two complementary businesses.

    Joining Ravens, which had one of the best years in its 41-year history, was Albex Aluminum, Inc. and Signs and Blanks, Inc. Bringing these companies together made us larger, increasing annual sales by $20 million, and we believe, more attractive to investors.

    Ravens had its second-best sales year ever, accounting for 68 percent of RVM's sales to customers. Ravens' 1997 sales were $41.6 million, up $1.4 million from last year and just shy of the record $42 million posted in 1995. Income from operations nearly tripled, rising to $2.4 million from $807 thousand. Industry wide, trailer sales were off about 20 percent in 1997, making Ravens' results even more impressive.

    Ravens' profit rose because it improved manufacturing efficiencies in its plants and did not have the relocation and start-up costs of the previous year, when flatbed production was moved to a new plant in Kent, Ohio and the plant in Jacksonville, North Carolina was converted to a dedicated dump manufacturing facility. A one-time settlement of $390 thousand for termination of a pension plan lowered earnings in 1997 but will eliminate expenses and cash contributions in future years.

    Ravens also benefitted from increased sales to fleets resulting from the October introduction of the FleetHAWK, an aluminum flatbed trailer designed and priced for fleet operations. In February, too late to impact 1997 sales, Ravens entered a new market with the introduction of an aluminum flatbed body for straight trucks used to deliver brick, stone, construction equipment and other concentrated loads.

    We also continued to grow our dealer base. We added dealers in the U.S. and Canada, ending the year with 55 U.S. dealers and four Canadian dealers selling Ravens flatbed and dump trailers, flatbed and dump bodies, and live floor trailers.

    Albex was organized in 1991 and, initially, all of its sales were to Ravens. However, by obtaining new customers, Albex has reduced Ravens' portion of its extrusion sales to about one-third. Albex makes custom and standard aluminum extruded shapes for manufactures, fabricators and distributors in a broad range of markets including transportation, building and construction, and consumer durables.

    In fiscal 1997, a decline in Albex's sales resulted from moving operations to Canton, Ohio in the previous year. Sales to customers fell to $8.7 million from $10.1 million because some customers questioned the company's ability to deliver product during the move. Albex reported an operational loss of $908 thousand, which was a modest improvement over the previous year's $1.1 million loss. The move is complete, and we are working hard to restore customer confidence and obtain new customers.

                                                                  [ RVM LOGO ]

================================================================================

    Over the last two years, Albex has invested more than $10 million to position itself for long-term growth and stability. It purchased the Canton property, relocated, and constructed a computer-controlled cast house that produces high-quality aluminum billet. The cast house is complete, and Albex is soliciting orders for billet. This year, Albex will invest approximately $2 million for material handling equipment that will enable it to recycle aluminum scrap into billet. With Albex's ability to cast aluminum billet, recycle aluminum scrap, provide a wide variety of extruded shapes, and deliver product on short notice, we expect to be very competitive in the extrusion, billet and scrap recycling markets.

    Signs and Blanks' income from operations was $513 thousand, up from a loss of $81 thousand in the previous year, and sales to customers were $11.3 million versus $11.4 million in the previous year. Though sales were nearly level, the company achieved profitability by lowering costs and concentrating on more profitable customers.

    Signs and Blanks has grown to become one of the five largest U.S. manufacturers of aluminum blanks, and coated traffic, warning and street signs. Its plant is fully-automated and includes a print shop for coating and silk screening blanks. Approximately two-thirds of sales are blanks sold to fabricators that print them, and one-third of sales are blank or printed signs for government agencies.

    We brought Ravens, Albex, and Signs and Blanks together in RVM Industries, Inc. because they are complementary. All three specialize in manufacturing aluminum products. All possess leading-edge manufacturing technology. All have good growth potential. By creating a larger company with more products sold in more markets, we believe we created a company that will be more attractive to you and other investors.

/s/ Jacob "Jerry" Pollock

Jacob "Jerry" Pollock
Chairman and Chief Executive Officer
August 11, 1997

RVM INDUSTRIES, INC.
SELECTED FINANCIAL DATA
FOR THE YEARS ENDED MARCH 31
                                                                   [ RVM LOGO ]
================================================================================

                                         1997                1996                1995                1994                1993
                                      -------------------------------------------------------------------------------------------
Net sales.....................        $61,638,221         $61,793,870         $61,333,643         $42,569,932         $33,142,197
Income (loss) from
  operations..................          1,949,864 (5)        (274,507)          2,624,801           1,375,988             689,199
Unusual (expense) income
  items.......................           (390,015)(6)               0                   0             565,000(4)                0
Income (loss) before income
  taxes and extraordinary
  items.......................            586,401          (1,354,680)          2,215,896           1,626,830             361,294
Extraordinary items...........                  0                   0                   0                   0             531,032(2)
Net income (loss).............             80,939          (1,465,653)          1,255,096           2,050,030             608,326
Pro forma net income (loss)
  per common share:
  Before extraordinary
    items.....................        $       .19         $      (.45)        $       .72         $      1.05         $       .45
  Extraordinary items.........                  0                   0                   0                   0                1.20
                                      -------------------------------------------------------------------------------------------
  Total (1)...................        $       .19         $      (.45)        $       .72         $      1.05         $      1.65
                                      ===========================================================================================
Average number of shares used
  in computation of per share
  amounts (1).................          1,938,140           1,943,525           1,943,525           1,943,525             442,348
Supplementary pro forma income
  (loss) per share data:
  Before extraordinary
    items.....................        $       .19         $      (.45)        $       .73         $      1.05         $       .11
  Extraordinary items.........                  0                   0                   0                   0                 .27
                                      --------------------------------------------------------------------------------------------
  Total (1)(3)................        $       .19         $      (.45)        $       .73         $      1.05         $       .38
                                      ============================================================================================
Number of shares used in
  computation of supplementary
  per share data (1)..........          1,938,140           1,938,140           1,938,140           1,938,140           1,938,140
Cash dividends declared per
  common share................        $         0         $         0         $         0         $         0         $         0
Total assets..................         38,567,375          39,211,709          31,535,760          16,468,598          12,593,757
Total long-term obligations...         18,440,498          17,853,851          13,226,854           8,771,310           6,307,693
Working capital...............          2,326,244           2,008,050           3,005,724           4,471,922           1,229,297
Shareholders' equity
  (deficit)...................          6,056,225           5,796,700           3,164,038           1,003,244            (246,034)

---------------

(1) All per share amounts and number of shares have been restated to reflect a one-for-four reverse stock split effected on December 26, 1995.

(2) Gain of $144,032 from retirement of subordinated debentures and $387,000 from utilization of tax loss carryforwards.

(3) Interest expense of $114,370 in 1993 on debt to Pollock which was converted to equity in 1993 was added to income before extraordinary items in 1993 to compute supplementary data.

(4) Gain of $470,000 from a life insurance policy on the previous Chairman of the Company, Rodney E. Wilson, and a gain of $95,000 for the settlement of all disputes and obligations with Mr. Wilson.

(5) Includes loss of $371,768 for impairment of long-lived assets.

(6) Loss on pension settlement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
                                                                   [ RVM LOGO ]
================================================================================

LIQUIDITY AND CAPITAL RESOURCES

    The Company had cash and cash equivalents of $468,572 and $471,161 at March 31, 1997 and 1996, respectively. The Company could have borrowed approximately $1,645,000 more on lines of credit at March 31, 1997.

    Albex expects to incur capital expenditures in 1998 of approximately $2,000,000 to complete an aluminum billet casting facility and related material handling equipment at its plant to be financed by lines of credit and cash provided from operating activities.

    Although no assurances are possible, the Company believes that its cash resources, credit arrangements, and internally generated funds will be sufficient to meet its operating and capital expenditure requirements for existing operations and to service its debt in the next 12 months and the foreseeable future. Cautionary statements: Demand for the Company's products is subject to changes in general economic conditions and in the specific markets in which the Company competes. The Company's liquidity could be adversely affected if Albex is not successful in completing the casting facility and generating sufficient sales of billet.

    Based upon sales for early 1998 and a sales order backlog for new trailers approximating $5,700,000 at May 31, 1997, the Company is projecting sufficient sales to maintain profitability and meet debt covenants in 1998. However, see the cautionary statements in the above paragraph which indicate items which could adversely affect profitability. The order backlogs for the extrusion and sign industries are not relevant due to the nature of the industries and customers. These backlogs tend to be low and of short duration.

1997
----
    Net cash provided from operating activities of $2,454,394 and $2,900,000 from a note payable to Jacob Pollock were used for capital expenditures, mainly at the Albex facility, and to reduce other long-term debt. Working capital increased to $2,326,244 at March 31, 1997 from $2,008,050 at March 31, 1996. As discussed in Note 2 to the consolidated financial statements, the purchase prices for Albex and SABI are not determinable until Albex's and SABI's earnings for the year ended March 31, 2000 are known. The impact on the Company's liquidity is not yet estimatable.

1996
----
    Net cash used for operating activities of $594,296 and capital expenditures at the Albex facility and at the Kent facility of Ravens were financed by the proceeds of long-term debt, contributed capital from Pollock, and lines of credit. Working capital decreased to $2,008,050 at March 31, 1996 from $3,005,724 at March 31, 1995.

1995
----
    Net cash provided from operating activities of $1,096,509 and borrowings were used to finance capital expenditures, mainly for the Kent facility. Working capital decreased to $3,005,724 at March 31, 1995 from $4,471,922 at March 31, 1994.

RESULTS OF OPERATIONS

Years Ended March 31, 1997 and 1996
-----------------------------------
    Gross profit increased 43.0% to $8,655,193 in 1997 from $6,051,726 in 1996, and gross profit margin increased to 14.0% in 1997 from 9.8% in 1996 due to improvements at all of the subsidiaries. Ravens and Albex did not have the relocation and startup costs in 1997 that were incurred in 1996, and they began to realize the cost savings and quality improvements resulting from the construction of more efficient facilities. SABI increased its gross profit on the same level of sales by concentrating on more profitable customers and lowering costs. Gross profit at Ravens was adversely affected by losses at the utility trailer division which was closed in 1997. In 1997, Albex recognized a loss of $371,768 for the impairment of long-lived assets, mainly machinery and equipment, and Ravens incurred a loss of $390,015 for the settlement of the defined benefit pension plan for the former employees of the former Elizabeth, West Virginia facility. See Note 7 to the consolidated financial statements for a discussion of income taxes.

Years Ended March 31, 1996 and 1995
-----------------------------------
    Gross profit declined 26.0% to $6,051,726 in 1996 from $8,174,445 in 1995, and gross profit margin declined to 9.8% in 1996 from 13.3% in 1995 mainly due to the startup of the Kent facility, conversion of the Jacksonville, North Carolina facility to a dedicated dump trailer and body manufacturing facility, losses at the utility trailer division of Ravens, and a decline in demand for trailers leading to reduced margins on fleet sales. The startup of production in Kent resulted in higher costs because new employees were gaining experience and production levels during most of 1996 were below the level needed to cover overhead costs. Albex relocated its production facility from Elizabeth, West Virginia to Canton, Ohio in 1996. In addition to the relocation and startup costs, some customers switched their business to competitors because of their concern about maintaining an uninterrupted supply of extrusions.

    Selling, general and administrative expenses increased to 10.2% from 9.0% of net sales mainly due to increased marketing expenditures for the introduction of the Eclipse II flatbed trailer and live-floor trailer and for the utility trailer division which began the production and sale of utility, snowmobile, and personal watercraft trailers during the year ended March 31, 1995. Albex incurred additional marketing expenditures to retain current customers and obtain new customers as well as expenses related to the relocation of the Albex facility. Interest expense increased mainly due to more debt outstanding during 1996 versus 1995.

    A one-for-four reverse stock split was effected on December 26, 1995 in order to increase the market price of the common stock to promote more active trading; however, there can be no assurance that an active market for the common stock will develop merely because of an increase in the price of each share. All per share amounts and number of shares have been restated to reflect the reverse stock split.

ACCOUNTING PRONOUNCEMENT

    RVM is required to implement Statement of Financial Accounting Standards No. 128, "Earnings per Share", in the third quarter of 1998. RVM expects that the implementation of this pronouncement will not have a material impact on its calculation of earnings per share.

RVM INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
MARCH 31, 1997 AND 1996
                                                                   [ RVM LOGO ]
================================================================================

ASSETS                                                                      1997            1996
                                                                        ---------------------------
Current assets:
  Cash and cash equivalents.........................................    $   468,572     $   471,161
  Receivables:
        Trade, net of allowance for doubtful accounts of $112,000
          and $103,000 in 1997 and 1996.............................      6,506,008       6,928,495
        Related party...............................................        120,008          23,897
  Inventories.......................................................      8,677,160       9,322,875
        (Excess of replacement or current cost over stated values
          was $1,955,000 and $2,051,000 in 1997 and 1996)
  Refundable income taxes...........................................              0          42,639
  Deferred income taxes.............................................        413,500         329,818
  Other current assets..............................................        211,648         450,323
                                                                        ---------------------------
            Total current assets....................................     16,396,896      17,569,208
Property, plant and equipment, net..................................     19,021,289      16,698,911
Funds held by trustees for capital expenditures.....................      2,762,242       4,523,347
Other assets........................................................        386,948         420,243
                                                                        ---------------------------
            Total assets............................................    $38,567,375     $39,211,709
                                                                        ===========================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable -- trade.........................................    $ 6,151,924     $ 7,169,249
                -- related parties..................................        382,338          93,168
  Accrued expenses and liabilities:
    Compensation....................................................        746,156         669,207
    Product warranty................................................        540,000         485,000
    Income taxes....................................................         94,750          11,851
    Other...........................................................        937,071         824,830
  Current portion of long-term debt.................................      5,218,413       6,307,853
                                                                        ---------------------------
            Total current liabilities...............................     14,070,652      15,561,158
Long-term debt......................................................     14,238,548      16,025,400
Notes payable -- related parties....................................      3,974,450       1,381,000
Other...............................................................              0         275,293
Deferred income taxes...............................................        227,500         172,158
                                                                        ---------------------------
            Total liabilities.......................................     32,511,150      33,415,009
                                                                        ---------------------------
Commitments and contingent liabilities
Shareholders' equity:
  Common stock, $.01 par value; authorized shares, 3,000,000; issued
    1,934,255 shares at March 31, 1997 and 1,943,525 shares at March
    31, 1996........................................................         19,343          19,435
  Additional capital................................................      4,985,020       5,812,469
  Retained earnings.................................................      1,051,862         180,458
                                                                        ---------------------------
                                                                          6,056,225       6,012,362
  Unrecognized pension liability....................................              0        (215,662)
                                                                        ---------------------------
            Total shareholders' equity..............................      6,056,225       5,796,700
                                                                        ---------------------------
            Total liabilities and shareholders' equity..............    $38,567,375     $39,211,709
                                                                        ===========================

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

RVM INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                   [ RVM LOGO ]
================================================================================

For the years ended March 31,                                      1997            1996            1995
------------------------------------------------------------     ----------------------------------------
Net sales...................................................    $61,638,221     $61,793,870     $61,333,643
Cost of sales...............................................     52,983,028      55,742,144      53,159,198
                                                                -------------------------------------------
  Gross profit..............................................      8,655,193       6,051,726       8,174,445
Selling, general and administrative expenses................      6,333,561       6,326,233       5,549,644
Impairment of long-lived assets.............................        371,768               0               0
                                                                -------------------------------------------
  Income (loss) from operations.............................      1,949,864        (274,507)      2,624,801
Other income................................................        131,074         140,117         121,027
Interest expense............................................     (1,061,336)     (1,070,684)       (529,932)
Loss on pension settlement..................................       (390,015)              0               0
Loss on disposal of property, plant and equipment...........        (43,186)       (149,606)              0
                                                                -------------------------------------------
  Income (loss) before income taxes.........................        586,401      (1,354,680)      2,215,896
Provision (benefit) for income taxes........................        505,462         110,973         960,800
                                                                -------------------------------------------
  Net income (loss).........................................    $    80,939     $(1,465,653)    $ 1,255,096
                                                                ===========================================
Pro forma income data:
  Net income (loss) as reported.............................    $    80,939     $(1,465,653)    $ 1,255,096
  Pro forma income tax expense (benefit)....................       (295,937)       (599,976)       (151,200)
                                                                -------------------------------------------
  Pro forma net income (loss)...............................    $   376,876     $  (865,677)    $ 1,406,296
                                                                ===========================================
  Pro forma net income (loss) per common share..............    $       .19     $      (.45)    $       .72
                                                                ===========================================

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY for the years ended March 31, 1997, 1996 and 1995

                                                           Common                      Retained       Unrecognized
                                              Common        Stock      Additional      Earnings         Pension
                                              Shares       Amount       Capital        (Deficit)       Liability         Total
                                            -------------------------------------------------------------------------------------
Balance at March 31, 1994.................   7,769,392     $77,694     $3,057,547     $(1,845,346)     $ (286,651)     $1,003,244
  Net income..............................                                              1,255,096                       1,255,096
  Contributed capital.....................                                813,200                                         813,200
  Change in unrecognized pension
    liability.............................                                                                 92,498          92,498
  Reclassification of undistributed net
    loss of S-corporations................                               (491,008)        491,008                               0
                                            -------------------------------------------------------------------------------------
Balance at March 31, 1995.................   7,769,392     77,694       3,379,739         (99,242)       (194,153)      3,164,038
  Net loss................................                                             (1,465,653)                     (1,465,653)
  Contributed capital.....................                              4,119,824                                       4,119,824
  Change in unrecognized pension
    liability.............................                                                                (21,509)        (21,509)
  Reclassification of undistributed net
    loss of S-corporations................                             (1,745,353)      1,745,353                               0
  One-for-four reverse stock split........  (5,825,867)    (58,259)        58,259                                               0
                                            -------------------------------------------------------------------------------------
Balance at March 31, 1996.................   1,943,525     19,435       5,812,469         180,458        (215,662)      5,796,700
  Net income..............................                                                 80,939                          80,939
  Change in unrecognized pension
    liability.............................                                                                215,662         215,662
  Reclassification of undistributed net
    loss of S-corporations................                               (811,139)        811,139                               0
  Treasury stock purchased and retired....      (9,270)       (92)        (16,310)        (20,674)                        (37,076)
                                            --------------------------------------------------------------------------------------
Balance at March 31, 1997.................   1,934,255     $19,343     $4,985,020     $ 1,051,862      $        0      $6,056,225
                                            =====================================================================================

                     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.


RVM INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                   [ RVM LOGO ]
================================================================================

For the years ended March 31,                                              1997            1996            1995
--------------------------------------------------------------------    ------------------------------------------
Cash flows from operating activities:
  Net income (loss).................................................    $    80,939     $(1,465,653)    $1,255,096
  Adjustments to reconcile net income (loss) to net cash provided from (used for) operating activities:
    Depreciation and amortization...................................      1,376,096       1,212,212        934,880
    Deferred income taxes...........................................        (28,340)         89,540         74,500
    Increase (decrease) in accrued product warranty.................         55,000          60,000        175,000
    Increase (decrease) in allowance for doubtful accounts..........          9,000           6,000       (123,100)
    Loss (gain) on disposition of property, plant and equipment.....         54,094         149,606          3,540
    Impairment of long-lived assets.................................        371,768               0              0
  Increase (decrease) in cash from changes in:
    Receivables -- trade............................................        413,488       1,209,221     (2,210,906)
    Receivable -- related party.....................................        (96,111)          5,934        (21,044)
    Inventories.....................................................        645,715        (495,509)    (4,746,130)
    Other current assets............................................         38,675         151,533       (138,780)
    Other assets....................................................          7,128         (15,352)        13,414
    Accounts payable -- trade.......................................     (1,017,325)        839,924      4,566,712
    Accounts payable -- related parties.............................        289,170      (1,482,897)       460,323
    Refundable and accrued income taxes.............................        125,538        (839,809)       737,407
    Accrued expenses and other current liabilities..................        189,190          48,162        193,289
    Other long-term liabilities.....................................       (275,293)        (45,699)      (170,190)
    Unrecognized pension liability..................................        215,662         (21,509)        92,498
                                                                         ------------------------------------------
    Net cash provided from (used for) operating activities..........      2,454,394        (594,296)     1,096,509
                                                                         ------------------------------------------
Cash flows from investing activities:
  Capital expenditures..............................................     (3,820,601)     (8,444,054)    (4,968,664)
  Grants (expended) received for capital expenditures...............       (375,000)        375,000              0
  Proceeds from disposal of property, plant and equipment...........        304,731           1,000              0
  Investment of proceeds and income from long-term debt with
    trustees........................................................       (166,957)     (4,759,043)    (4,971,845)
  Sale of investments and release of funds held by trustees.........      1,928,062       3,725,096      1,482,445
                                                                         ------------------------------------------
    Net cash provided from (used for) investing activities..........     (2,129,765)     (9,102,001)    (8,458,064)
                                                                         ------------------------------------------
Cash flows from financing activities:
  Payments on long-term debt........................................     (1,585,217)       (565,342)      (200,331)
  Proceeds from (payments on) notes payable -- bank, net............     (1,354,925)      3,641,539      3,593,676
  Proceeds from notes and accounts payable to related parties.......      2,900,000               0              0
  Payments on notes and accounts payable to related parties.........       (250,000)        (19,000)    (1,953,791)
  Proceeds from long-term debt, net of issuance costs...............              0       4,479,491      4,911,103
  Purchase of treasury stock........................................        (37,076)              0              0
  Contributed capital...............................................              0       2,217,047        813,200
                                                                         -----------------------------------------
    Net cash provided from (used for) financing activities..........       (327,218)      9,753,735      7,163,857
                                                                         -----------------------------------------
Net increase (decrease) in cash and cash equivalents................         (2,589)         57,438       (197,698)
Cash and cash equivalents at beginning of year......................        471,161         413,723        611,421
                                                                         -----------------------------------------
Cash and cash equivalents at end of year............................    $   468,572     $   471,161     $  413,723
                                                                         =========================================

           THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

RVM INDUSTRIES, INC.
NOTES TO FINANCIAL STATEMENTS
                                                                   [ RVM LOGO ]
================================================================================

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
    ACCOUNTING POLICIES:

    REORGANIZATION:

    On March 31, 1997, Ravens Metal Products, Inc. changed its name to Ravens, Inc. ("Ravens") and effected a reorganization with RVM Industries, Inc. ("RVM") pursuant to Section 251(g) of the Delaware General Corporation Law. Each holder of the common stock of Ravens became the holder of an equal number of shares of RVM, a newly created holding company. The holders of RVM common stock have substantially the same rights that they had as holders of the common stock of Ravens. RVM filed Form 8-B on March 31, 1997 to register the common stock shares of RVM with the Securities and Exchange Commission. RVM is now a publicly held holding company, and Ravens is a private company wholly owned by RVM.

    ACQUISITIONS AND BASIS OF PRESENTATION:

    On March 31, 1997, RVM purchased all of the common stock of Albex Aluminum, Inc. ("Albex") and Signs and Blanks, Inc. ("SABI") which were S-corporations. See Note 2. This is a business combination by entities under the common control of Jacob Pollock ("Pollock"). The financial statements of prior years have been restated to reflect the combination on an "as if pooling of interests" basis. The undistributed net loss of the S-corporations was reclassified from accumulated deficit to additional capital. All significant intercompany accounts and transactions have been eliminated. References to "the Company" refer to RVM and its subsidiaries: Ravens, Albex and SABI.

    DESCRIPTION OF BUSINESS:

    Ravens designs, manufactures, and sells aluminum truck trailers and bodies, including dump trailers, dump bodies and flatbed trailers used in the highway transportation industry throughout the U.S. and Canada. These principal products are sold direct and through a nationwide network of dealerships. Ravens currently has operating facilities in North Carolina, Ohio, and West Virginia. Ravens also sells a wide variety of after-market parts for trucks and trailers, including parts for its own trailers.

    Albex manufactures and sells custom and standard aluminum extruded products to manufacturers, fabricators, and distributors in the transportation, building and construction, consumer durables, and other markets located mainly in the midwestern portion of the U.S. Albex operates a production facility located in Canton, Ohio.

    SABI manufactures and sells aluminum blank and finished traffic control signs to fabricators, distributors, and governmental agencies located throughout the U.S. and Canada. Its production facility is in Akron, Ohio.

    FISCAL YEAR:

    The fiscal year of RVM and Ravens ends on March 31. References to 1997, 1996, etc. are for the years ended March 31, 1997, 1996, etc., respectively. Albex's and SABI's fiscal year ends on December 31. Their financial statements for the years ended December 31 were included in these consolidated statements because undue expense and effort would have been required to prepare audited financial statements through March 31. Significant intervening transactions and events between January 1 and March 31 have been included in the financial statements or disclosed in the notes to the financial statements. Albex incurred a net loss of approximately $275,000 (unaudited) in the quarter ended March 31, 1997. This loss has not been included in the Consolidated Statements of Operations.

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH EQUIVALENTS:

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

    INVENTORIES:

    Inventories are carried at the lower of cost or market. The cost of approximately 60% and 69% of the inventories in 1997 and 1996, respectively, was determined under the last-in, first-out (LIFO) method with the cost of the remainder of the inventories determined under the first-in, first-out (FIFO) method.

    PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment is stated at cost. Grants received from state and local governmental units are deducted in arriving at the carrying amount of the respective assets. Major additions and betterments are capitalized while maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently. When property, plant and equipment is retired or otherwise disposed of, the cost of the property, plant and equipment is removed from the asset account, accumulated depreciation is charged with an amount equivalent to the depreciation provided, and the difference is charged or credited to income.

    Depreciation and amortization of property, plant and equipment, including assets under capital lease obligations, are computed using the straight-line method based on the estimated useful lives of the assets. Accelerated depreciation methods are used for tax purposes. The estimated useful lives of the assets for financial statement purposes are as follows:

Buildings and improvements......................   31.5 to 40 years
Machinery and equipment.........................      3 to 20 years
Office equipment................................      5 to 10 years
Vehicles........................................       3 to 5 years

    DEBT DISCOUNT AND EXPENSE:

    Debt discount and expense are amortized on a straight-line basis, which does not differ materially from the interest method, by charges to expense over periods from date of issue to date of maturity.

    PRODUCT WARRANTY COSTS:

    Anticipated costs related to product warranty are expensed when the products are sold.

    REVENUE RECOGNITION:

    Sales and related cost of sales for trailers are recorded when the trailers are available for pick-up or delivery as ordered. Sales and related cost of sales for goods and services other than trailers are recorded when goods are shipped and services are rendered to customers.

    ADVERTISING COSTS:

    Costs incurred for producing and communicating advertising are expensed when incurred.

    INCOME TAXES:

    The Company provides for income taxes based upon earnings reported for financial statement purposes. Deferred tax assets and liabilities are established for temporary differences between financial statement and tax accounting bases using currently enacted tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the provision for income taxes in the period that includes the enactment date. A valuation allowance is established for any deferred tax asset for which realization is not likely.

    RECLASSIFICATIONS:

    Certain amounts in previously issued financial statements were reclassified to conform to the 1997 presentation.

2.  ACQUISITIONS:

    On March 31, 1997, RVM purchased all the issued and outstanding shares of capital stock of Albex and SABI from Jacob Pollock, the owner of all of the shares of Albex and SABI and an officer, director, and the largest shareholder (holding 87.16% of the outstanding common stock) of RVM.

                                                                 [ RVM LOGO ]
================================================================================

2.  ACQUISITIONS, CONTINUED:
    The purchase price of the Albex and SABI shares will be that dollar amount equal to seven times the average earnings of Albex and SABI, computed for each company, before interest and taxes (plus depreciation and amortization and less capital expenditures) for the fiscal years ending March 31, 1999 and March 31, 2000, less all interest bearing debt, all determined in accordance with generally accepted accounting principles (the "Albex and SABI Purchase Prices").

    Neither the Albex Purchase Price nor the SABI Purchase Price can be determined until the respective earnings of Albex and SABI for the fiscal year ending March 31, 2000 are known. Payment of the respective Purchase Prices will be recorded as dividends to Pollock at that time.

    The Albex and SABI Purchase Prices each will be paid over a five-year term, with interest thereon, at the rate of eight percent (8%) per annum, accruing from and after July 1, 2000. In each case a payment of principal only will be due on July 1, 2000, and a payment of principal and interest will be due on August 1, 2000 and on the first day of each month thereafter, until both the Albex Purchase Price (and all interest thereon) and the SABI Purchase Price (and all interest thereon) have been paid in full.

3.  INVENTORIES:

March 31                                    1997           1996
                                       --------------------------
Raw materials......................... $5,314,901      $5,020,045
Work in process.......................    430,650         648,286
Finished goods........................  2,931,609       3,654,544
                                       --------------------------
                                       $8,677,160      $9,322,875
                                       ==========================

    The reserve to reduce the carrying value of inventories from current cost to the LIFO basis amounted to approximately $1,955,000 and $2,051,000 at March 31, 1997 and 1996, respectively.

4.  PROPERTY, PLANT AND EQUIPMENT:

March 31                                  1997             1996
                                        --------------------------
Buildings and improvements.......... $ 6,716,255      $ 5,913,511
Machinery and equipment.............  11,117,062        7,545,376
Office equipment....................     994,512          895,901
Vehicles............................     434,317          421,119
Construction in progress............   5,395,659        6,514,482
                                      ----------------------------
                                      24,657,805       21,290,389
Less accumulated depreciation and
  amortization......................   6,022,428        4,977,390
                                      ----------------------------
                                      18,635,377       16,312,999
Land................................     385,912          385,912
                                      ----------------------------
                                     $19,021,289      $16,698,911
                                      ============================

    Approximately $2,664,000 and $5,991,000 of capital expenditures were incurred in 1997 and 1996, respectively, for a new production facility and casting house in Canton, Ohio. These capital expenditures include capitalized interest of $10,440 and $178,137 in 1997 and 1996, respectively.

    In addition, during 1996, Albex received a grant from the State of Ohio aggregating $375,000 which was deducted from the cost of purchased machinery and equipment. This grant was required to be used for the purchase of machinery and equipment to be used at the Canton, Ohio facility. The terms of the grant also require Albex to employ a specified number of employees at this facility.

    Approximately $233,000, $1,375,000 and $3,394,000 of capital expenditures were incurred in 1997, 1996 and 1995, respectively, for a new production facility in Kent, Ohio. These capital expenditures include capitalized interest expense net of capitalized interest income of $58,951 and $64,238 in 1996 and 1995, respectively.

    Rent expense was approximately $238,000, $205,000 and $152,000 in 1997, 1996 and 1995, respectively.

5.  NOTES PAYABLE AND LONG-TERM DEBT:

March 31                                  1997             1996
                                      ----------------------------
City of Kent, Ohio (a).............. $ 4,450,000      $ 4,900,000
Line of credit -- Ravens (b)........   6,358,179        6,707,986
Line of credit -- Albex (c).........   2,426,937        2,885,279
Line of credit -- SABI (d)..........   1,154,944        1,701,719
Department of Development of the
  State of Ohio (e).................   2,311,105        2,500,000
State of Ohio Economic Development
  Revenue Bonds (f).................   1,840,000        2,115,000
Albex and SABI Purchase Prices (g)
Notes payable to related parties
  (h)...............................   4,031,000        1,381,000
7% subordinated debentures, payable
  in 2004, net of unamortized
  discount of $55,252 and $62,730...     430,248          424,270
Other debt..........................     428,998        1,098,999
                                      -----------------------------
                                      23,431,411       23,714,253
Less current portion................   5,218,413        6,307,853
                                      -----------------------------
                                     $18,212,998      $17,406,400
                                      =============================

(a)     City of Kent, Ohio Variable Rate Demand Industrial
        Development Revenue Bonds due in annual principal payments of $450,000 in 1998 through 2001, $500,000 in 2002 through 2005, $150,000 in 2006 through 2008, and $100,000 in 2009 and 2010. Interest is payable monthly and the rate varies weekly (3.80% and 3.70% at March 31, 1997 and 1996, respectively). Payment to bondholders is guaranteed by a letter of credit in an amount equal to outstanding principal plus specified interest ($4,537,781 at March 31, 1997) expiring December 15, 1998 issued by First National Bank of Ohio at a rate of 1% per annum and collateralized by all equipment owned by Ravens and by the real estate at the Kent facility and cross-collateralized with the lines of credit described below. Proceeds from the loan agreement are held by a trustee and released to Ravens for approved capital expenditures at the Kent facility. $2,740,558 and $2,711,104 held by the trustee at March 31, 1997 and 1996, respectively, was invested in short-term commercial paper and a money market fund.

(b) Line of credit for $8,000,000 is with First National Bank of Ohio ("FNBO") and expires on August 31, 1998. Interest is payable monthly at FNBO's prime rate (8.50% and 8.25% at March 31, 1997 and 1996, respectively) minus 0.5%.

(c) Line of credit for $4,500,000 is with FNBO and expires on August 29, 1997. Interest is payable monthly at FNBO's prime rate (8.50% and 8.25% at March 31, 1997 and 1996, respectively) plus 0.5%.

(d) Line of credit for $2,500,000 is with FNBO and expires on January 31, 1998. Interest is payable monthly at FNBO's prime rate (8.50% and 8.25% at March 31, 1997 and 1996, respectively).

(b,c,d) Borrowings on the lines of credit are based on eligible trade receivables and inventories. The lines of credit are collateralized by cash, accounts receivable, inventories, equipment and intangibles as well as the real estate at the Kent facility and are cross-collateralized with the letter of credit agreement described above. There are covenants relating to the payment of dividends, acquiring treasury stock, the creation of additional indebtedness, minimum tangible net worth, and cash flow coverage. The Company could have borrowed approximately $1,645,000 more than the amount owed at March 31, 1997.

(e) Chapter 166 direct loan payable to the Department of Development of the State of Ohio, due in monthly installments of $33,033 including interest at 3.0%, plus a monthly service fee of .02%. The loan matures December 2002 and is collateralized by substantially all machinery and equipment of Albex and the personal guarantee of Jacob Pollock. Principal payments were deferred for the period August 1996 to February 1997. Payments have been adjusted for the period March 1997 to February 1998 in order to maintain the original maturity date.

(f) State of Ohio Economic Development Revenue Bonds. Interest of 5.6% is payable semiannually on June 1 and December 1 of each year, plus a

                                                                   [ RVM LOGO ]
================================================================================

5.  NOTES PAYABLE AND LONG-TERM DEBT, CONTINUED:
    monthly service fee of .02%. The bonds are subject to a mandatory semiannual redemption schedule which requires monthly escrow payments of principal amounting to $22,500. The bonds mature June 1, 2002 and are collateralized by substantially all machinery and equipment of Albex and the personal guarantee of Pollock.

  (g) See Note 2.

  (h) Albex is the obligor on a note payable to Pollock in the principal amount of $2,900,000 ("Albex Note"), and SABI is the obligor on a note payable to
      J. Pollock & Company, wholly owned by Pollock, in the principal amount of $1,131,000 ("SABI Note"). Albex will repay the Albex Note, and SABI will repay the SABI Note over a five-year term, with interest thereon, at the rate of seven percent (7%) per annum, accruing from and after April 1, 1997. A payment of interest only on the Albex Note and on the SABI Note will be due on May 1, 1997 and on the first day of each month thereafter through December 1, 1997; a payment of principal in the amount of $48,333 and interest on the Albex Note and in the amount of $18,850 and interest on the SABI Note will be due on January 1, 1998 and on the first day of each month thereafter, until the principal amount (and all interest thereon) of each Note has been paid in full; provided, however, that no payment of principal on either Note will be due during the period that RVM is making payments with respect to the Albex and SABI Purchase Prices. However, interest will continue to accrue and be paid during any period in which no principal payments are being made with respect to the Notes. $1,381,000 was owed to J. Pollock & Company at March 31, 1996.

      Payments with respect to the Albex and SABI Purchase Prices, the Albex Note and the SABI Note are subordinated to the repayment of substantially all other notes payable and long-term debt.

    Maturities for the long-term debt are: 1998, $5,218,413; 1999, $8,228,219;
2000, $2,016,884; 2001, $1,993,888; 2002, $2,059,077; and thereafter,
$3,914,930.

6.  COMMITMENTS AND CONTINGENT LIABILITIES:

    Various claims, lawsuits, and complaints arising in the ordinary course of business have been filed or are pending against the Company or may arise in the future involving allegations of negligence, product defects, breach of warranty, and breach of contract, among other allegations. Some of the foregoing matters involve or may involve compensatory or punitive damages in very large amounts. Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predictable with assurance, and it is possible that some of the foregoing matters could be decided unfavorably to the Company. It is the opinion of management of RVM that all such matters are adequately accrued for or are adequately covered by insurance or, if not so covered, are without merit or are of such kind, or involve such amounts, as would not have a significant effect on the financial position and results of operations and cash flows of the Company if disposed of unfavorably.

    At March 31, 1997 and 1996, Ravens was contingently liable as guarantor on certain sales contracts of customers in the amount of approximately $454,000 and $515,000, respectively, which are collateralized by the units sold. No reserve for losses has been provided because Ravens has incurred an insignificant amount of losses related to guaranteed sales contracts which generally have maturities less than five years. Ravens guarantees 10-20% of the outstanding balance owed to the finance company by the customers. Ravens recognizes revenue at the time the trailers are sold.

    The Company and certain other persons and business entities affiliated with the Company have jointly and severally guaranteed approximately $1,840,000 of State of Ohio Economic Development Revenue Bonds and approximately $2,311,000 of State of Ohio "Section 166 Project Funds" borrowed by Albex.

7.  INCOME TAXES:

    The provision (benefit) for income taxes consists of the following:

                                1997          1996          1995
                              -------------------------------------
Current:
  Federal.................... $499,639      $ 14,064      $ 854,000
  State......................   34,163         7,369         32,300
                              -------------------------------------
                               533,802        21,433        886,300
Deferred.....................  (28,340)       89,540         74,500
                              -------------------------------------
                              $505,462      $110,973      $ 960,800
                              =====================================

    The sources of temporary differences which make up the deferred tax balances are as follows:

                                          1997           1996
                                        ------------------------
Depreciation and amortization.......... $(345,444)     $(336,130)
Warranty...............................   215,028        184,426
Vacation...............................    57,057         49,427
Pension................................   (11,437)        29,163
Deferred interest and amortization of
  discount on debentures...............    71,494         65,623
Allowance for doubtful accounts........    29,865         32,322
Inventory..............................    23,964         16,466
Federal and state tax loss
  carryforwards........................    86,011         91,262
Non-deductible accruals................    59,730              0
Other..................................      (268)        25,101
                                        ------------------------
                                        $ 186,000      $ 157,660
                                        ========================

------------------------------------------------------------------

    A reconciliation of the federal statutory income tax rate to the effective rate follows:

                                                         1997                       1996                        1995
                                                 ----------------------------------------------------------------------------
                                                  Amount       Percent       Amount       Percent       Amount        Percent
                                                 ----------------------------------------------------------------------------
Statutory amount and rate....................... $486,190        34.0%      $103,874        34.0%      $ 939,091        34.0%
Effect of:
  State taxes (net of utilization of tax loss
    carryforwards)..............................   19,714         1.4          7,369         2.4          32,300         1.2
  Non-deductible expenses.......................    5,917         0.4          5,606         1.8           5,121         0.2
  Other.........................................   (6,359)       (0.5)        (5,876)       (1.9)        (15,712)       (0.6)
                                                 ----------------------------------------------------------------------------
                                                 $505,462        35.3%      $110,973        36.3%      $ 960,800        34.8%
                                                 ============================================================================

    The cumulative tax operating loss carryforward as of March 31, 1997 is approximately $3,399,000. On May 3, 1991, there was a change in controlling interest of the Company. Pursuant to the Internal Revenue Code ("IRC"), this transaction significantly limits the ability of the Company to utilize the remaining cumulative tax operating loss carryforward of approximately $3,399,000 which existed at the time of the ownership change. Management believes that the Company will, at a minimum, be able to utilize annually tax operating loss carryforwards of approximately $24,000 until expiration of these losses which would result in the utilization of $216,000 of loss carryforwards subsequent to March 31, 1997. The loss carryforwards expire in years through 2007.

    In accordance with code section 368 of the IRC, for tax purposes, the reorganization of RVM and Ravens represents a tax free exchange.

    Albex and SABI (See Note 2) have calendar year ends, were operated as S-corporations, and, as such, were not liable for federal or state income taxes. Effective April 1, 1997, both Albex and SABI will no longer be treated as S-corporations and will be subject to all corporate federal, state and local income taxes. Accordingly, for informational purposes, the consolidated statements of operations include unaudited pro forma adjustments for income taxes which would have been recorded if Albex and SABI had been taxed as C-corporations, based on the tax laws in effect during those periods.

                                                                   [ RVM LOGO ]
================================================================================

7.  INCOME TAXES, CONTINUED:
    Unaudited pro forma income tax expense (benefit) for each of the periods presented is as follows:

                                             Unaudited
                            ---------------------------------------
                              1997           1996           1995
                            ---------------------------------------
Deferred provision
  (benefit):
  Federal.................. $(250,036)     $(586,174)     $(135,582)
  State....................   (45,901)       (13,802)       (15,618)
                            ---------------------------------------
  Total.................... $(295,937)     $(599,976)     $(151,200)
                            =======================================

    The differences between unaudited pro forma income taxes at the federal statutory income tax rate and unaudited pro forma income taxes are as follows:

                                                                                    Unaudited
                                               -------------------------------------------------------------------------------
                                                        1997                        1996                        1995
                                               -------------------------------------------------------------------------------
                                                Amount        Percent       Amount        Percent       Amount        Percent
                                               -------------------------------------------------------------------------------
Statutory amount and rate..................... $(275,787)      (34.0)%     $(593,420)      (34.0)%     $(142,224)      (34.0)%
Effect of:
  State taxes (net of utilization of tax loss
    carryforwards)............................   (22,415)       (2.7)         (9,167)       (0.5)        (10,337)       (2.4)
  Other.......................................     2,265         0.3           2,611         0.1           1,361         0.3
                                               -------------------------------------------------------------------------------
                                               $(295,937)      (36.4)%     $(599,976)      (34.4)%     $(151,200)      (36.1)%
                                               ===============================================================================

8.  RETIREMENT PLANS:

    Ravens has defined benefit pension plans covering hourly employees at its service facility in Dover, Ohio and former hourly employees at the former Elizabeth, West Virginia facility. The plans provide benefits of specified amounts for each year of service. The funding policy is based on an actuarially determined cost method allowable under statutory regulations.

    Net pension cost for the years ended March 31, 1997, 1996 and 1995 is comprised of, based on plan assets and obligations as of January 1, 1996, 1995 and 1994, respectively, the following components:

                               1997           1996           1995
                             --------------------------------------
Service costs -- benefits
  earned during the year.... $  16,859      $  12,837      $ 14,286
Interest cost...............   126,110        120,887       117,246
Actual return on assets.....  (167,314)      (287,563)      (33,042)
Net amortization and
  deferral..................    63,649        208,208       (40,528)
                             --------------------------------------
Net pension cost............ $  39,304      $  54,369      $ 57,962
                             ======================================

    The funded status of the plans as of January 1, 1997 and 1996 is reconciled to accrued pension cost on the balance sheet at March 31, 1997 and 1996 as follows:

                                           1997           1996
                                         ------------------------
Accumulated benefit obligation,
  including vested benefits of $494,952
  and $1,745,869........................ $528,091      $1,778,148
Effect of future salary increases.......        0               0
                                         ------------------------
Projected benefit obligation............  528,091       1,778,148
Plan assets at fair value, primarily
  U.S. government obligations, fixed
  income investments and equity
  securities............................  562,128       1,416,992
                                         ------------------------
Plan assets in excess of projected
  benefit obligation....................  (34,037)
Projected benefit obligation in excess
  of plan assets........................                  361,156
Unrecognized prior service cost.........   (1,882)         (2,509)
Unamortized transition liability........   (9,704)        (17,345)
Unrecognized net gain (loss)............   21,319        (215,662)
Unrecognized additional minimum
  liability (A).........................        0         235,516
                                         ------------------------
  (Prepaid) accrued pension cost........ $(24,304)     $  361,156
                                         ========================

(A) The unrecognized additional minimum liability included in accrued pension cost was offset by an intangible asset of $19,854 and by a reduction in shareholders' equity of $215,662 at March 31, 1996.

    Significant assumptions used in determining net pension cost and related pension obligations as of January 1, 1997, 1996 and 1995 are:

                                         1997      1996      1995
                                         -------------------------
Dover plan:
  Discount rate......................... 7.75%     7.25%     8.25%
  Expected long-term rate of return on
    assets.............................. 8.00%     8.00%     8.00%
Elizabeth plan:
  Discount rate......................... 7.25%     7.25%     8.25%
  Expected long-term rate of return on
    assets.............................. 8.00%     8.00%     8.00%

    Effective July 1, 1996, Ravens terminated the defined benefit pension plan covering the former hourly employees at the former Elizabeth, West Virginia facility. Ravens contributed approximately $460,000 to the plan and recorded a settlement loss of $390,015 for the termination of the plan.

    SABI participates in the GMP and Employers Pension Fund, a multi-employer defined benefit pension plan, that covers all of its hourly bargaining unit employees. Pension expense under this plan amounted to $19,020, $25,162 and $20,561 in 1997, 1996 and 1995, respectively.

    RVM has defined contribution plans covering salaried and non-union hourly employees of the Company. The purpose of the plans are to provide financial security during retirement by providing employees with an incentive to make regular savings. Contributions of participating employees are matched on the basis of the percentages specified in the respective plans. The cost of such employer contributions approximated $28,110, $45,436 and $53,726 for 1997, 1996 and 1995, respectively.

9.  EMPLOYEE STOCK OWNERSHIP PLAN:

    Ravens terminated its noncontributory Employee Stock Ownership Plan covering all salaried employees on December 31, 1993. In 1997, 9,270 shares of common stock were purchased by Ravens from participants and retired in exchange for $37,076.

                                                                   [ RVM LOGO ]
================================================================================

10.  SERIES PREFERRED STOCK:

    RVM is authorized to issue 300,000 shares of series preferred stock, $.01 par value, none of which was issued as of March 31, 1997. The features of the preferred stock may vary, among other things, as to the rate of dividend, conversion privilege and liquidation rights, based upon the resolution of the Board of Directors at the time of issuance.

11.  EARNINGS (LOSS) PER COMMON SHARE AND REVERSE STOCK SPLIT:

    Earnings per common share are based on net income divided by the weighted average number of common and common stock equivalent shares outstanding. Loss per common share is based on net loss divided by the weighted average number of common shares outstanding. Weighted average number of common shares outstanding was 1,938,140 in 1997 and 1,943,525 in 1996 and 1995, adjusted for a one-for-four reverse stock split effected on December 26, 1995. All per share amounts and number of shares have been restated to reflect the reverse stock split. RVM is required to implement Statement of Financial Accounting Standards No. 128, "Earnings per Share", in the third quarter of 1998. RVM expects that the implementation of this pronouncement will not have a material impact on its calculation of earnings per share.

12. RELATED PARTY TRANSACTIONS:

    J. Pollock & Company, wholly owned by Jacob Pollock, a Director and majority shareholder of RVM, purchases materials and provides or contracts for certain administrative services for the Company and charges the Company at its cost. Such transactions totalled $348,417, $236,357 and $7,140,191 in 1997, 1996 and
1995, respectively. J. Pollock & Company provides management services to the Company. The Company paid $428,000, $314,000 and $250,000 in 1997, 1996 and
1995, respectively, for these services. $37,721 and $54,887 was owed at March 31, 1997 and 1996.

    The Company leases office and manufacturing space from a corporation in which Richard Pollock and Bruce Pollock are shareholders. The leases are for five years expiring December 31, 1999 at a monthly base rent of $8,000 with annual increases determined by the change in the Consumer Price Index, plus the Company's share of utilities, real estate taxes, insurance, and property maintenance. The Company paid approximately $114,000, $113,000 and $111,000 in 1997, 1996 and 1995, respectively. Richard Pollock and Bruce Pollock are sons of Jacob Pollock.

    Nicholas T. George, a Director of RVM, is a member of the law firm of Nicholas T. George & Associates which is counsel to Jacob Pollock, J. Pollock & Company, and the Company. The Company incurred legal fees approximating $19,500, $32,300 and $32,100 to Nicholas T. George & Associates in 1997, 1996 and 1995, respectively.

    The Company purchased aluminum materials from The Aluminum Warehouse, Inc., of which Richard Pollock is a principal shareholder, totalling $54,593, $103,083 and $104,534 in 1997, 1996 and 1995, respectively. $9,793 and $38,287 was owed at March 31, 1997 and 1996.

    The Company hired temporary personnel from Flex-Team, Inc., of which Jacob Pollock is a principal shareholder, totalling $245,233, $832,628 and $203,094 in 1997, 1996 and 1995, respectively.

    See Notes 2 and 5 regarding acquisitions from and notes payable to related parties.

13. STOCK OPTIONS:

    RVM's 1993 Stock Option Plan provides for the granting of options to acquire up to 50,000 shares of the Company's common stock. The Plan authorizes the granting of incentive stock options to employees of the Company and nonqualified stock options to employees, officers and directors, whether or not on the Company's payroll or otherwise paid for services. The Plan provides that the option price shall not be less than 100% of the current market price of the stock on the date of the grant, that the option is exercisable when granted, and that the term of the option shall be fixed at the date of the grant and shall not exceed ten years. The Plan terminates on July 7, 2003. The Company has selected the disclosure-only option of Statement of Financial Accounting Standards "SFAS" No. 123, "Accounting for stock-based Compensation". In accordance with SFAS No. 123, RVM accounts for its Stock Option Plan in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations.

                                          Shares            Stock
                                    ----------------        Option
                                     1997        1996       Price
                                    ------------------------------
Outstanding at beginning of year... 10,000      10,250      $4.00
  Granted..........................      0           0       4.00
  Exercised                              0           0
  Canceled.........................     (0)       (250)      4.00
                                    ------------------
Outstanding and exercisable at end
  of year.......................... 10,000      10,000       4.00
                                    ==================

    All outstanding options expire on April 7, 1999.

14. ADVERTISING COSTS:

    Advertising costs included in selling, general and administrative expense were $198,653, $292,758 and $176,760 in 1997, 1996 and 1995, respectively.

15. CONCENTRATIONS:

    Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company performs ongoing credit evaluations of its customers and does not usually require collateral. The Company maintains a reserve for potential credit losses.

    The principal raw material used by the Company is aluminum. The Company purchases aluminum from several suppliers and believes that there are ready supplies of aluminum available for its needs at acceptable prices. A significant increase in the price or an interruption in the supply of aluminum could have a material adverse effect on the Company's operating results.

    In April 1996, hourly employees at the Kent, Ohio flatbed trailer manufacturing facility elected to be represented by the International Association of Bridge, Structural and Ornamental Iron Workers, AFL-CIO. The Company is negotiating the terms of an initial contract but cannot predict the outcome of such negotiations.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, funds held by trustee for capital expenditures, note payable, and accounts payable approximate their fair market values.

    The fair value of the Company's long-term debt was estimated using quoted market rates for similar debt or a discounted cash flow analysis based upon the Company's estimated incremental borrowing rates for similar types of debt. The fair value of the long-term debt at March 31, 1997 was estimated to approximate the carrying amount reported in the balance sheets.

17. IMPAIRMENT OF LONG-LIVED ASSETS:

    In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company reviewed its assets associated with its production facilities and determined that various assets would no longer be used in the business. These assets consisted primarily of dies and various machinery and equipment. Additionally, Albex reduced the value of certain equipment to better reflect the estimate of future cash flows expected to result from the use of the respective equipment and recorded an impairment loss of $371,768 during 1997.

18. SUPPLEMENTAL CASH FLOW INFORMATION:

(A) Cash payments for interest: 1997 -- $1,097,542; 1996 -- $796,936; and
    1995 -- $524,927.

(B) Cash payments for income taxes: 1997 -- $408,264; 1996 -- $861,242; and
    1995 -- $141,450.

(C) Noncash investing and financing activities: In 1995, $300,000 of the purchase price of the real estate in Kent, Ohio was financed by a note payable to the sellers. In 1996, a note payable to Jacob Pollock amounting to $1,452,777 was converted to additional capital, and real estate was contributed to the Company by Jacob Pollock with $450,000 recorded as additional capital. In 1996, $200,000 was included in other current assets as the amount to be received for the sale of real estate.

                                                                   [ RVM LOGO ]
================================================================================

19. BUSINESS SEGMENTS:

    Each of RVM's subsidiaries operates in one business segment. See Note 1 for a description of the segments. Substantially all the assets are identifiable in segments. Intersegment sales generally are priced at prevailing market prices.

                                                       Ravens          Albex            SABI        Eliminations    Consolidated
                                                     -----------    ------------    ------------    ------------    ------------
               1997
               Sales to customers..................  $41,652,421    $  8,693,952    $ 11,291,848                    $61,638,221
               Intersegment sales..................            0       4,495,653           2,774    $(4,498,427)              0
                                                     --------------------------------------------------------------------------
                 Net sales.........................  $41,652,421    $ 13,189,605    $ 11,294,622    $(4,498,427)    $61,638,221
                                                     ==========================================================================
               Income (loss) from operations.......  $ 2,369,057    $   (907,807)   $    513,038    $   (24,424)    $ 1,949,864
               Depreciation and amortization.......      556,126         653,853         166,117                      1,376,096
               Capital expenditures................      372,325       3,391,541          56,735                      3,820,601
               Identifiable assets.................   19,908,167      15,103,090       3,556,118                     38,567,375

               1996
               Sales to customers..................  $40,238,755    $ 10,108,780    $ 11,446,335                    $61,793,870
               Intersegment sales..................            0       4,324,623           9,102    $(4,333,725)              0
                                                     --------------------------------------------------------------------------
                 Net sales.........................  $40,238,755    $ 14,433,403    $ 11,455,437    $(4,333,725)    $61,793,870
                                                     ==========================================================================
               Income (loss) from operations.......  $   807,419    $ (1,085,599)   $    (81,489)   $    85,162     $  (274,507)
               Depreciation and amortization.......      519,290         529,118         163,804                      1,212,212
               Capital expenditures................    1,588,445       6,839,349          16,260                      8,444,054
               Identifiable assets.................   21,830,801      12,959,743       4,421,165                     39,211,709

               1995
               Sales to customers..................  $42,036,058    $  8,341,645    $ 10,955,937                    $61,333,640
               Intersegment sales..................            0       5,927,482         118,168    $(6,045,650)              0
                                                     --------------------------------------------------------------------------
                 Net sales.........................  $42,036,058    $ 14,269,127    $ 11,074,105    $(6,045,650)    $61,333,640
                                                     ==========================================================================
               Income (loss) from operations.......  $ 2,955,391    $    (32,451)   $   (243,010)   $   (55,129)    $ 2,624,801
               Depreciation and amortization.......      390,813         368,864         175,203                        934,880
               Capital expenditures................    3,588,977       1,316,786          62,901                      4,968,664
               Identifiable assets.................   19,259,513       6,900,996       5,375,251                     31,535,760

                                                                   [ RVM LOGO ]
================================================================================

REPORT OF INDEPENDENT ACCOUNTANTS

   TO THE SHAREHOLDERS AND BOARD OF DIRECTORS
   RVM INDUSTRIES, INC.:

    We have audited the accompanying consolidated balance sheets of RVM Industries, Inc. and Subsidiaries as of March 31, 1997 and 1996 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended March 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of RVM Industries, Inc. and Subsidiaries as of March 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand L.L.P.
Cleveland, Ohio
June 6, 1997

                                                                   [ RVM LOGO ]
================================================================================

                             DIRECTORS AND OFFICERS

JACOB POLLOCK
Director
Chairman of the Board
Chief Executive Officer
Treasurer
Chairman and President of J. Pollock & Company, a company principally engaged in the sale of aluminum, private investment, and consulting.

NICHOLAS T. GEORGE
Director
Secretary
President in law firm of Nicholas T. George & Associates

RICHARD D. POLLOCK
Director
President
President of Albex Aluminum, Inc.
Vice President of J. Pollock & Company

C. STEPHEN CLEGG
Director
President of the private investment firm of Clegg Industries, Inc. and Chairman of MidWest Spring Manufacturing Company, Inc. and Diamond Home Services, Inc.

LOWELL P. MORGAN
President of Ravens, Inc.

JOHN J. STITZ
Vice President
Chief Financial Officer of Ravens, Inc.

==================================================================

MARKET FOR THE COMPANY'S COMMON STOCK
AND RELATED SHAREHOLDER MATTERS
    The Company's stock (trading symbol "RVMI") is traded over-the-counter and reported on the OTC Bulletin Board and on "pink sheets" which are published periodically. The best knowledge and belief of RVM is that the stock did not actively trade until J. C. Bradford & Co., Nashville, Tennessee, telephone 1-800-522-1927, began making a market in the common stock in May 1996. The bid-ask quotation ranged from $4.00-$9.375 per share and was $4.50-$6.50 per share on June 25, 1997.
    The Company has not paid dividends in the last two years and is restricted from paying dividends by its loan agreements. Payment of dividends is within the discretion of the Company's Board of Directors and will depend on, among other factors, earnings, capital requirements and the operating and financial condition of the Company. RVM does not presently intend to pay dividends in the future.
    There were approximately 4,000 holders of record of the Company's common stock as of June 25, 1997.

------------------------------------------------------------------

FORM 10-K
    A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (without exhibits) may be obtained without charge by writing to: RVM Industries, Inc., P.O. Box 10002, Akron, OH 44310-0002.